SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

AMCOMP INCORPORATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value per share, of AmCOMP Incorporated.

2)	Aggregate number of securities to which transaction applies: 15,290,181 shares of common stock and options to purchase 905,042 shares of common stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined): The filing fee was determined by multiplying 0.0000393 by the sum of (i) $191,127,263, which is the product of 15,290,181 outstanding shares of AmCOMP Incorporated common stock and the merger consideration of $12.50 per share and (ii) $2,778,479 which is the product of outstanding options to purchase 905,042 shares of common stock and $3.07, which is the amount equal to the excess of $12.50 per share over the weighted average exercise price per share of such outstanding options.

4)	Proposed maximum aggregate value of transaction: $193,905,742

5)	Total fee paid: $7,620

☑	Fee paid previously with preliminary materials: $7,620

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

AMCOMP INCORPORATED
701 U.S. Highway One
North Palm Beach, Florida 33408

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of AmCOMP Incorporated. The special meeting will be held on Wednesday, October 29, 2008 at 9:00 a.m., Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410.

On or about April 29, 2008, we mailed a definitive proxy statement relating to a special meeting of stockholders of AmCOMP Incorporated to be held on May 29, 2008 for the purpose of voting on a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc. (the “Merger Agreement”). On May 27, 2008, we postponed the special meeting of stockholders in order to give us additional time to address the issues raised by the Notice of Intent to Issue Order to Return Excess Profit, which we received from the Florida Office of Insurance Regulation on May 19, 2008. On August 29, 2008, concurrently with the resolution of all outstanding issues with the Florida Office of Insurance Regulation and its approval of the proposed merger, the parties executed an amendment to the Merger Agreement (“Amendment No. 2” and together with the Merger Agreement, the “Amended Merger Agreement”) to, among other things, decrease from $12.50 to $12.15 per share in cash the consideration to be received by our stockholders in the transactions contemplated by the Amended Merger Agreement.

Pursuant to the Amended Merger Agreement, if the merger is completed, Sapphire Acquisition Corp. is to merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger. As a result of the transactions contemplated by the Amended Merger Agreement, AmCOMP Incorporated will cease to be a publicly traded company and will become a wholly-owned subsidiary of Employers Holdings.

Our board of directors has unanimously determined (with an interested director abstaining from voting) that the merger and the Amended Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders. Accordingly, the board of directors has unanimously approved the Amended Merger Agreement (with an interested director abstaining from voting). The board of directors unanimously recommends (with an interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Amended Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

We cannot consummate the merger unless the holders of a majority of the outstanding shares of our common stock entitled to vote approve the Amended Merger Agreement.

Very truly yours,

Fred R. Lowe
Chairman, President and Chief Executive Officer

Your vote is extremely important.

Even if you plan to attend the special meeting, we ask that you either promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card.

AMCOMP INCORPORATED
701 U.S. Highway One
North Palm Beach, Florida 33408

SUPPLEMENT TO PROXY STATEMENT

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 29, 2008

Notice is hereby given that a special meeting of the stockholders of AmCOMP Incorporated will be held on October 29, 2008 at 9:00 a.m., Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410. The special meeting is being held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 and as further amended on August 29, 2008, by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc. (the “Amended Merger Agreement”), pursuant to which Sapphire Acquisition Corp. will merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Employers Holdings; and each issued and outstanding share of common stock, $0.01 par value, of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or AmCOMP Incorporated, or by AmCOMP Incorporated’s stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors unanimously recommends (with an interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Amended Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The accompanying proxy supplement contains additional information about us, Employers Holdings, Inc. and the Amended Merger Agreement. We urge you to read this document, including Amendment No. 2 to the Merger Agreement, attached as Annex A, carefully and in its entirety. We also urge you to reread carefully and in its entirety the definitive proxy statement first mailed on or about April 29, 2008, a copy of which is also enclosed.

Only stockholders of record at the close of business on September 12, 2008 are entitled to receive notice of and to vote at the special meeting. A list of such stockholders will be available for examination by any stockholder for any purpose related to the special meeting during ordinary business hours at AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, during the 10-day period preceding the special meeting.

YOUR VOTE IS EXTREMELY IMPORTANT

In order to approve the Amended Merger Agreement and the transactions contemplated thereby, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Amended Merger Agreement and the transactions contemplated thereby.

In connection with the Amended Merger Agreement, each of (a) Fred Lowe, our Chairman, Chief Executive Officer and President, (b) Sam A. Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., as to which Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power of shares of our common stock held by it, have each affirmed voting agreements originally entered into on January 10, 2008 under which they have agreed to vote all of their shares in favor of the merger. Collectively, these stockholders hold approximately 17.2% of our outstanding voting power.

All stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card promptly in the postage-paid envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. If you attend the special meeting and vote by ballot, any previously submitted proxy will be revoked. If you fail to vote in person or by proxy, or abstain from voting, it will have exactly the same effect as voting against adoption of the Amended Merger Agreement. Stockholders of AmCOMP Incorporated who do not vote in favor of the adoption of the Amended Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the Amended Merger Agreement and comply with all requirements of Delaware law, which are summarized in the definitive proxy statement.

This proxy supplement, the definitive proxy statement and the enclosed proxy card are being sent to stockholders on or about September 29, 2008.

By Order of the Board of Directors

September 26, 2008

Fred R. Lowe
Chairman, President and Chief Executive Officer

Annex A	Amendment No. 2, dated August 29, 2008, to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc.	A-1
Annex B	Opinion of Raymond James & Associates, Inc., dated August 29, 2008	B-1

INTRODUCTION

The information provided in the definitive proxy statement mailed herewith and originally mailed to our stockholders on or about April 29, 2008, which we refer to in this proxy supplement as the “definitive proxy statement,” continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is the more current information. If you need another copy of the definitive proxy statement, proxy supplement or proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885. The definitive proxy statement, proxy supplement and form of proxy card may also be found on the Internet at http://www.sec.gov. See “Where You Can Find Additional Information” beginning on page S-30 of this proxy supplement.

UPDATE TO THE SUMMARY TERM SHEET

This updated summary term sheet, together with the updated question and answer section contained in this proxy supplement, highlights selected information from this proxy supplement and the definitive proxy statement about the proposed transactions contemplated by the Amended Merger Agreement and the special meeting and may not contain all of the information that is important to you as a stockholder of AmCOMP Incorporated. Accordingly, we encourage you to read carefully this entire proxy supplement, the entire definitive proxy statement and the other documents to which we refer you in this proxy supplement and the definitive proxy statement.

Upon completion of the transactions contemplated by the Amended Merger Agreement, each issued and outstanding share of common stock of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or by us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash. As part of the Amended Merger Agreement, Sapphire Acquisition Corp. is to merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger. As a result of the merger, AmCOMP Incorporated will cease to be a publicly traded company and will become a wholly-owned subsidiary of Employers Holdings.

References in this proxy supplement to “AmCOMP,” “we,” “our,” “our company” and “us” mean, unless the context indicates otherwise, AmCOMP Incorporated and its subsidiaries; all references to “Parent” refer to Employers Holdings, Inc.; all references to “Merger Sub” refer to Sapphire Acquisition Corp.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc., and Sapphire Acquisition Corp.; all references to “Amendment No. 2” refer to Amendment No. 2, dated as of August 29, 2008, to the Agreement and Plan of Merger by and among AmCOMP Incorporated, Employers Holdings, Inc. and Sapphire Acquisition Corp.; all references to the “Amended Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 and as further amended on August 29, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc., and Sapphire Acquisition Corp., as it may be further amended from time to time; all references to the “merger” refer to the merger of Merger Sub with and into us pursuant to the Amended Merger Agreement; and all references to the “transactions” refer to the merger and any other transactions contemplated by the Amended Merger Agreement. A copy of Amendment No. 2 is attached as Annex A to this proxy supplement.

The Special Meeting (page S-8)

Date, Time and Place (page S-8)

The special meeting will be held on Wednesday, October 29, 2008 at 9:00 a.m., Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, to consider and vote upon proposals to adopt the Amended Merger Agreement, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the Amended Merger Agreement, and to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Record Date (page S-8)

Only holders of record of our common stock at the close of business on September 12, 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 15,295,462 shares of our common stock were outstanding and held by approximately 41 holders of record.

Vote Required (page S-9)

In order to approve the Amended Merger Agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Amended Merger Agreement. If you withhold a vote or abstain from voting on the proposal for the adoption of the Amended Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum.

Voting Agreements (page S-23)

On August 29, 2008, each of (a) Fred Lowe, our Chairman, Chief Executive Officer and President, (b) Sam A. Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., which we refer to collectively as the Voting Agreement Parties, entered into letter agreements with Parent, which we refer to as the “Letter Agreements.” The Letter Agreements provide that, notwithstanding the execution of Amendment No. 2 and the reduction in the price per share to be paid by Parent to our stockholders in the merger, the Voting and Support Agreements, which we refer to collectively as the “Voting Agreements,” dated as of January 10, 2008, the terms of which are described in the definitive proxy statement, remain in full force and effect in accordance with the terms and conditions thereof.

The Voting Agreements and Letter Agreements relate to an aggregate of 2,627,094 shares of common stock, representing approximately 17.2% of our outstanding common stock. Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power over shares of our common stock held by Welsh, Carson, Anderson & Stowe, VII L.P.

The Merger (page S-11)

Certain Effects of the Merger (page S-25)

If the Amended Merger Agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied or, if permissible, waived, and the proposed merger is consummated, each issued and outstanding share of our common stock not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash. As part of the Amended Merger Agreement, Merger Sub is to merge with and into us, with our company being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Parent. As a result of the merger, we will cease to be a publicly traded company and thus you will cease to have any ownership interest in us and will not participate in any of our future earnings and growth or losses.

Reasons for the Merger (page S-14)

The definitive proxy statement, in the section entitled “The Merger — Reasons for the Merger,” sets forth numerous factors considered by our Board in reaching its determination to unanimously recommend (with an interested director abstaining from such recommendation) the adoption of the Merger Agreement. Our Board based its unanimous decision (with an interested director abstaining from such recommendation) to recommend the adoption of the Amended Merger Agreement on a number of additional factors, which are described in the section of this proxy supplement entitled “The Merger — Reasons for the Merger.”

Recommendation of the Board of Directors (page S-15)

After careful consideration, our Board has unanimously determined (with an interested director abstaining from voting) that the merger and the Amended Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders. Accordingly, the Board has unanimously approved (with an interested director abstaining from voting) the Amended Merger Agreement. Our Board unanimously recommends (with an interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Amended Merger Agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion Delivered to the Board of Directors (page S-15)

As described in the definitive proxy statement, in connection with its consideration and approval of the Merger Agreement, the Board received a written opinion, dated January 10, 2008, which we refer to as the “January Fairness Opinion,” from Raymond James & Associates, Inc., which we refer to as “Raymond James,” as to the fairness to our stockholders, from a financial point of view and as of the date of the opinion, of the $12.50 per share merger consideration pursuant to the Merger Agreement. The full text of the January Fairness Opinion is attached to the definitive proxy statement as Annex C. In connection with our Board’s decision to approve the Amended Merger Agreement, Raymond James delivered a second written opinion, dated August 29, 2008, which we refer to as the “August Fairness Opinion,” as to the fairness, from a financial point of view and as of the date of the opinion, of the $12.15 per share merger consideration provided in the Amended Merger Agreement, based upon and subject to the factors and assumptions set forth therein. The full text of the August Fairness Opinion is attached to this proxy supplement as Annex B. We encourage you to read the January Fairness Opinion and the August Fairness Opinion carefully in their entirety for descriptions of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Raymond James. The August Fairness Opinion was provided to the Board in connection with its evaluation of the revised $12.15 per share merger consideration to be received by our stockholders under the terms of the Amended Merger Agreement, and relates only to the fairness to our stockholders, from a financial point of view and as of August 29, 2008, of the $12.15 per share merger consideration. Neither the January Fairness Opinion nor the August Fairness Opinion address any other terms, aspects or implications of the merger and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transactions.

Background of the Merger (page S-11)

The definitive proxy statement, in the section entitled “The Merger — Background of the Merger,” contains a description of the events leading up to the approval of the Merger Agreement with Parent and Merger Sub. The section of this proxy supplement entitled “The Merger — Background of the Merger” contains a description of the events leading up to the approval of the Amended Merger Agreement, including the process that we undertook in reaching the agreement provided in the Amended Merger Agreement.

Interests of Certain Persons in the Merger (page S-24)

The definitive proxy statement describes the interests in the merger that some of our directors and executive officers have that are different from, and in addition to, the interests of our stockholders. The section entitled “The Merger — Interests of Certain Persons in the Merger” in this proxy supplement contains updated information concerning the vested and unvested stock options owned by our directors and executive officers, reflecting the $12.15 per share merger consideration.

The Amended Merger Agreement (page S-25)

Amendment to the Merger Agreement (page S-25)

On August 29, 2008, the parties executed Amendment No. 2 to the Merger Agreement to, among other things, reduce the consideration to be received by our stockholders as a result of the merger from $12.50 to $12.15 per share in cash. A copy of Amendment No. 2 is attached to this proxy supplement as Annex A.

Treatment of Stock Options (page S-26)

A holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger is entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.15 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes. No consideration is to be paid in respect of any stock options as to which the exercise price equals or exceeds $12.15 per share.

Conditions to the Merger (page S-25)

As described in the definitive proxy statement, the respective obligations of each party to effect the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the Amended Merger Agreement by our stockholders (which is not waivable by the parties);

•	the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act (which is not waivable by the parties) (on February 19, 2008, we and Parent received notice that the waiting period under the HSR Act was terminated as of February 19, 2008);

•	the receipt of all authorizations, approvals and permits required to be obtained from any governmental authority in order to consummate the merger (on August 29, 2008, the Florida Office of Insurance Regulation, which we refer to as the “Florida OIR,” approved Parent’s acquisition of us pursuant to the proposed merger); and

•	the absence of any enactment, issuance, promulgation, enforcement or entry by any governmental authority in the United States of any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger (which is not waivable by the parties).

Except as indicated above, all of the closing conditions are waivable. Neither we nor Parent have to date considered the waiver of any of the closing conditions that may be waived under the Amended Merger Agreement.

In addition to the conditions described above, there are certain other conditions to the obligation to consummate the merger by both Parent and Merger Sub and us, including Parent’s and Merger Sub’s ability not to consummate the merger if (a) in connection with obtaining regulatory approval any regulatory authority imposes certain conditions on Parent or (b) a material adverse effect on us occurs after the date the Amended Merger Agreement was entered into but before the effective time of the Merger. Amendment No. 2 provides that neither the definitive agreement memorializing the terms and conditions of our settlement with the Florida OIR of all issues related to Florida excessive profits nor any provision, requirement, agreement or covenant contained therein will constitute a Burdensome Condition or Company Material Adverse Effect (as such terms are defined in the Amended Merger Agreement) for any purpose under the Amended Merger Agreement.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the postponement of the special meeting, the Amended Merger Agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy supplement, the definitive proxy statement, the appendices to this proxy supplement and the definitive proxy statement and the other documents we refer to in this proxy supplement and the definitive proxy statement, including the section of the definitive proxy statement entitled “Questions and Answers About the Special Meeting and the Merger.”

Q.	Why are our stockholders receiving this supplement to the definitive proxy statement?

A.	We are sending you this proxy supplement because on August 29, 2008, we, Parent and Merger Sub amended the Merger Agreement. As a result of Amendment No. 2, the consideration payable to holders of our common stock upon consummation of the merger was decreased from the $12.50 per share in cash provided in the Merger Agreement to $12.15 per share in cash. We are also sending you this proxy supplement because the record date for determination of our stockholders entitled to vote at the special meeting has been changed from April 23, 2008 to September 12, 2008 and the date on which the special meeting is to be held has been changed from May 29, 2008 to October 29, 2008. This proxy supplement provides information with respect to the Amended Merger Agreement and updates, where applicable, the definitive proxy statement mailed herewith.

Q.	Why is the merger consideration being reduced by $0.35?

A.	In July 2008, Parent advised us that it would not consummate the proposed merger unless we resolved all outstanding issues with the Florida OIR relating to our 2006, 2007 and 2008 Florida excessive profits filings. On August 29, 2008, we entered into a definitive agreement that provided the terms and conditions of a settlement with the Florida OIR to resolve all outstanding issues arising from our Florida excessive profits filings. Under the terms of the settlement with the Florida OIR, we agreed to pay our policyholders an aggregate of approximately $8.45 million (or approximately $5.50 million after tax). Based upon this settlement with the Florida OIR, Parent informed us that it would be willing to consummate the merger only if the merger consideration were reduced dollar-for-dollar to reflect the after tax settlement amount, or $0.35 per share. Subsequently, our Board approved the Amended Merger Agreement, which provides for a reduction of the merger consideration from $12.50 to $12.15 per share. For more information, please see the section entitled “The Merger — Background of the Merger.”

Q.	When and where is the special meeting?

A.	The special meeting will be held on Wednesday, October 29, 2008 at 9:00 a.m., Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410.

Q.	Who is paying for the solicitation of proxies?

A.	We will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and we will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. In addition, we have retained MacKenzie Partners, Inc., at a cost of approximately $7,500, to assist in the solicitation of proxies in connection with the special meeting.

Q.	What matters will we vote on at the special meeting?

A.	You will vote on the following proposals:

• to adopt the Amended Merger Agreement;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement; and

• to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

None of the proposals to be acted upon at the special meeting is conditioned upon the approval of any other proposal.

Q.	How does our Board recommend I vote on the proposals?

A.	Our Board (other than an interested director who abstained from the vote) recommends that you vote:

• “FOR” the adoption of the Amended Merger Agreement; and

• “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What is the required vote for the adoption of the Amended Merger Agreement?

A.	In order to approve the Amended Merger Agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Amended Merger Agreement. The Voting Agreement Parties, holding approximately 17.2% of our outstanding voting power, have unconditionally and irrevocably reaffirmed their original agreement to vote all of their shares in favor of the adoption of the Amended Merger Agreement. If you withhold a vote or abstain from voting on the proposal for the adoption of the Amended Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you voted in connection with the previously scheduled special meeting to consider the Merger Agreement, that vote will NOT count as a vote at the special meeting that will be held on October 29, 2008. Accordingly, if you wish to have your vote counted at the special meeting, we strongly encourage you to complete, sign, date and return the enclosed proxy card in the envelope provided without delay or promptly submit your proxy by telephone or over the internet following the instructions on the proxy card, even if you plan to attend the special meeting.

Q.	What are the proposed transactions?

A.	The proposed transactions involve the merger of Merger Sub with and into us with our company being the surviving corporation in the merger. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. If the merger is completed, each issued and outstanding share of common stock of our company not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash. Holders of outstanding options to acquire our common stock will be entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.15 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes. No consideration will be paid in respect of any stock options as to which the exercise price equals or exceeds $12.15 per share.

Q.	Will the transactions be taxable to me?

A.	If you are a U.S. stockholder (as defined in the definitive proxy statement, in the section entitled “The Merger — Material United States Federal Income Taxes”), the exchange of your shares of our common stock for cash will be taxable to you. You will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the cash you receive (either as merger consideration of $12.15 per share or as a result of dissenting and receiving your appraisal rights) and your adjusted tax basis in your shares of our common stock exchanged therefor. See the section of the definitive proxy statement entitled “The Merger — Material United States Federal Income Tax Consequences.”

You should consult your tax advisor on how specific tax consequences of the merger and the other transactions contemplated by the Amended Merger Agreement apply to you.

Q.	Is the Merger subject to the satisfaction of any conditions?

A.	As described in the definitive proxy statement, in the section entitled “The Merger Agreement — Conditions to the Merger,” in addition to the adoption of the Amended Merger Agreement by our stockholders, the merger is subject to the satisfaction or waiver of other customary conditions. On August 29, 2008, the Florida OIR approved Parent’s acquisition of us pursuant to the merger.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for the special meeting is September 12, 2008, which is earlier than the date of the special meeting. If you held your shares of our common stock as of the close of business on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of our common stock after the record date for the special meeting, but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for the shares of our common stock that you have sold. The right to receive the merger consideration will pass to the person who owns your shares of our common stock when the merger is completed.

Q.	When do you expect to complete the merger?

A.	The Amended Merger Agreement provides that, subject to the satisfaction or, if permissible, waiver by the party to the Amended Merger Agreement entitled to the benefit thereof, of the conditions set forth in the Amended Merger Agreement, the closing of the Merger is expected to occur on October 31, 2008. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the Amended Merger Agreement must be satisfied or waived. On February 19, 2008, we and Parent received notice that the waiting period under the HSR Act was terminated as of February 19, 2008. On August 29, 2008, the Florida OIR approved Parent’s acquisition of us pursuant to the merger.

Q.	Where can I find more information about AmCOMP?

A.	We file periodic reports and other information, including the definitive proxy statement, with the Securities and Exchange Commission, which we refer to as the “SEC.” This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading the definitive proxy statement or this proxy supplement, you should contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

UPDATE TO THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on Wednesday, October 29, 2008 at 9:00 a.m., Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410. As described in the definitive proxy statement, the special meeting of our stockholders to vote upon the proposed merger with Parent was originally scheduled for May 29, 2008. We postponed the special meeting in order to give us additional time to address the issues raised by the Notice of Intent to Issue Order to Return Excess Profit, which we received from the Florida Office of Insurance Regulation on May 19, 2008.

Purpose of the Special Meeting

The special meeting is being called to consider and vote upon the Amended Merger Agreement, pursuant to which Parent will acquire our entire company and our stockholders will receive merger consideration of $12.15 per share in cash.

Specifically, at the special meeting, we will ask holders of our common stock to consider and vote on the following proposals:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 and as further amended on August 29, 2008, by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc., pursuant to which Sapphire Acquisition Corp. will merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Employers Holdings; and each issued and outstanding share of common stock, $0.01 par value, of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our Board has unanimously determined (with an interested director abstaining from voting) that the merger and the Amended Merger Agreement are advisable and fair to us and our stockholders, and in our best interest and the best interest of our stockholders. Accordingly, the Board has unanimously approved (with an interested director abstaining from voting) the Amended Merger Agreement. Our Board unanimously recommends (with an interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Amended Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Shares Entitled to Vote and Quorum

Only holders of record of our common stock at the close of business on September 12, 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 15,295,462 shares of our common stock were outstanding and held by approximately 41 holders of record. A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy.

Vote Required; Share Ownership of Directors and Executive Officers

In order to adopt the Amended Merger Agreement, holders of at least a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Amended Merger Agreement. Each holder of our common stock is entitled to one vote for each share held of record on the record date. If you withhold a vote or abstain from voting on the proposal relating to the adoption of the Amended Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

As of the record date, our executive officers (comprising Fred R. Lowe, our Chairman, President and Chief Executive Officer; Debra Cerre-Ruedisili, our Executive Vice President and Chief Operating Officer; Kumar Gursahaney, our Senior Vice President and Chief Financial Officer; George Harris, our Senior Vice President, General Counsel and Secretary; Lisa Perrizo, our President of the Midwest Region; Timothy J. Spear, our President of the Mid-Atlantic Region and Frank Pinson, our President of the Southern Region) as a group and our directors (other than Fred R. Lowe and Debra Cerre-Ruedisili, who are also executive officers) as a group owned and were entitled to vote 292,953 shares and 2,374,286 shares (including 1,367,065 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., with respect to which Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power), respectively, of our common stock, which represent approximately 1.9% and 15.5%, respectively, of our total common stock outstanding on that date. See “The Merger — Interests of Certain Persons in the Merger” for a table detailing the common stock ownership of each of our executive officers and directors.

Each of our current directors and executive officers has indicated that he or she intends to vote in favor of the adoption of the Amended Merger Agreement and for the approval of the adjournment, if necessary or appropriate, of the special meeting, but, in each case, has no obligation to do so other than as described in the next two sentences. In connection with the Merger Agreement, (a) Fred R. Lowe, (b) Sam Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., an entity as to which Mr. Queally may be deemed to have shared investment and voting power of shares of our common stock held by it, or the Voting Agreement Parties, entered into separate Voting Agreements relating to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. The Voting Agreement Parties, who collectively hold and are entitled to vote approximately 17.2% of our total common stock outstanding on the record date, have entered into the Letter Agreements in connection with the Amended Merger Agreement, which provide that, notwithstanding the execution of Amendment No. 2 and the reduction in the price per share to be paid by Parent to our stockholders in the merger, the Voting Agreements remain in full force and effect in accordance with the terms and conditions thereof.

Assuming that the directors, as a group, the executive officers, as a group, Welsh, Carson, Anderson & Stowe VII L.P. and WCAS Healthcare Partners, L.P., which also entered into a voting agreement and letter agreement on the same terms as summarized above, who collectively are entitled to vote approximately 17.6% of our total common stock outstanding on the record date, all vote in favor of the adoption of the Amended Merger Agreement, other stockholders holding at least 4,955,927 shares of our common stock, representing approximately 32.4% of all shares outstanding on the record date, must vote in favor of the adoption of the Amended Merger Agreement in order for this proposal to be approved.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum. The Voting Agreement Parties, holding approximately 17.2% of our outstanding voting power, have unconditionally and irrevocably agreed to vote all of their shares in favor of the approval of the proposal to adjourn the special meeting. For the proposal to adjourn the special meeting, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting. However, the proposal to adopt the Amended Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters, and brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to the proposal to adopt the Amended

Merger Agreement or the proposal to adjourn the special meeting. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (a) the broker has not received voting instructions from the beneficial owner of the shares and (b) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum. With regard to the adoption of the Amended Merger Agreement, the shares represented by broker non-votes will also be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the adoption of the Amended Merger Agreement in order for this proposal to be approved.

Solicitation of Proxies

We will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and we will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

We have retained the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies in connection with the special meeting for a base fee of $7,500, plus reasonable out-of-pocket expenses, and have agreed to indemnify MacKenzie Partners, Inc. for specified liabilities and expenses.

THE MERGER

Background of the Merger

The section of the definitive proxy statement entitled “The Merger — Background of the Merger” describes the background of the transaction up to and including April 19, 2008. The discussion below supplements that description up to and including the date of this proxy supplement.

On May 19, 2008, we received from the Florida OIR a Notice of Intent to Issue Order to Return Excess Profit, which related to data submitted to the Florida OIR by us on June 22, 2007 for accident years 2003, 2004 and 2005, and which we refer to as the “2008 Notice.” The 2008 Notice indicated on a preliminary basis that the Florida OIR proposed to make a finding that we had realized “Florida excessive profits” (as defined in Florida Statute Section 627.215) in the amount of approximately $11.7 million for accident years 2003, 2004 and 2005. A determination of whether excessive profits have been realized is based upon the formula described in Florida Statute Section 627.215. Specifically, each insurer writing workers’ compensation and employers’ liability insurance in the state of Florida, including us, must report to the Florida OIR, prior to July 1 of each year, certain data for the three years immediately preceding the current and most recently completed accident years. As the calculation of Florida excessive profits is based upon the three years immediately preceding the current and most recently completed accident year, the calculation includes data from two prior accident years which data also has been included in previous year’s excessive profits filings. If the insurer’s underwriting gain for its business written with respect to policyholders in Florida for the three year reporting period, as calculated in accordance with the statute, is greater than five percent of earned premiums received in respect of policyholders in Florida for the three year reporting period, as calculated in accordance with the statute, any such excess is deemed to be an excessive profit and must be returned to policyholders in the form of a cash refund or a credit toward future purchase of insurance. On May 22, 2008, we amended our previously filed returns for the 2003, 2004 and 2005 reporting periods to include additional items that we believed were deductible in calculating Florida excessive profits. Both the original filing and the amended filing reflected that there were no Florida excessive profits for the applicable reporting periods.

On May 27, 2008, we postponed the special meeting of stockholders to vote on the proposed merger with Parent and Merger Sub in order to give us additional time to address the issues raised by the 2008 Notice.

On June 9, 2008, our insurance subsidiaries, AmCOMP Assurance and AmCOMP Preferred, through counsel, filed a Petition for Administrative Hearing Involving Disputed Issues of Fact, which we refer to as the “Petition,” with the Florida OIR, challenging its 2008 Notice. In the Petition, we asked, among other things, that the Petition be referred to the Florida Division of Administrative Hearings for assignment of an administrative law judge in order to conduct a proceeding involving the matters set forth in the 2008 Notice, and that such administrative law judge recommend that the Florida OIR withdraw or rescind its 2008 Notice or otherwise find that we did not owe any excessive profits for accident years 2003, 2004 and 2005. As the 2008 Notice was issued on a preliminary basis, we would not have been required to return the allegedly excessive profits, unless required to do so upon the conclusion of the above proceedings.

On June 30, 2008, we made our annual filing related to Florida excessive profits with the Florida OIR for accident years 2004, 2005 and 2006. The basis of preparation of our filing was consistent with that of previous years’ filings and our interpretation of applicable law.

In light of the uncertainties with respect to the outstanding issues relating to these excessive profits filings, including the possibility that the Florida OIR could determine that we had significant excessive profits liability related to the accident years covered by these filings, in July 2008, Parent advised us that it would not consummate the proposed merger unless we resolved all of these outstanding issues with the Florida OIR, so that Parent could ascertain the additional liability it would be assuming by completing the merger. Parent also advised us that if a resolution and settlement were to be negotiated with the Florida OIR that resulted in significant additional liability, a corresponding reduction in the purchase price would be required.

Under the terms of the Merger Agreement, we are required to obtain Parent’s consent to settle or compromise any claim, action or proceeding in excess of $100,000. As the amount in dispute with the Florida OIR exceeded $100,000, we determined that we were required to consult with Parent regarding our discussions with the Florida OIR. We also considered that fact that, upon settling the outstanding issues with the Florida OIR, Parent might claim that the amount and terms of such settlement constituted a Company Material Adverse Effect (as such term is defined in the Merger Agreement). We concluded that even if we disagreed with any possible claims asserted by Parent under the Merger Agreement, any litigation between the parties relating to the failure to complete the merger on the terms set forth in the Merger Agreement would be protracted and expensive, and the outcome of any such litigation would be uncertain.

During July and August 2008, through regulatory counsel, our management engaged in a series of meetings with the Florida OIR and negotiated the terms and conditions of a potential settlement with respect to our outstanding excessive profits filings. The proposed settlement with the Florida OIR would resolve all outstanding issues arising from the 2008 Notice and the Petition, as well as our 2006 and 2008 filings for accident years 2002, 2003 and 2004 and 2004, 2005 and 2006, respectively. While we never received a Notice of Intent to Issue Order to Return Excess Profit relating to our 2008 filing, which, as noted above, was prepared on the same basis as our previous years’ filings, the Florida OIR notified us that it would not consent to the proposed merger without resolution of all outstanding issues related to our 2006, 2007 and 2008 Florida excessive profits filings. Section 628.461, Florida Statutes, requires that the Florida OIR approve any proposed change of control of an entity under its jurisdiction, and, therefore, the Florida OIR’s approval of Parent’s acquisition of us was a condition precedent to our completion of the merger.

During August 2008, management of Parent and our management discussed a possible reduction of the merger consideration to reflect a dollar-for-dollar reduction in the aggregate merger consideration equal to the after-tax settlement amount with the Florida OIR. Based on the then-current status of the settlement discussions with the Florida OIR, such reduction would have been approximately $0.35 per share, and, accordingly, Parent informed us that the per share merger consideration should be reduced to $12.15 per share to reflect the effect of the proposed settlement with the Florida OIR.

On August 20, 2008, our Board convened a meeting via teleconference to review Parent’s proposal to reduce the merger consideration. Mr. Lowe briefed the Board on the status of our efforts to settle all outstanding issues relating to Florida excessive profits with the Florida OIR. The Board also discussed various issues regarding the proposed amendment to the Merger Agreement with representatives of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our outside counsel, including AmCOMP’s and Parent’s legal rights under the Merger Agreement and the legal standards applicable to its consideration of the revised proposal under Delaware law. After discussion, the Board authorized Mr. Lowe to continue negotiations directly with Mr. Dirks, Parent’s Chief Executive Officer, regarding Parent’s proposal to reduce the per share merger consideration, provided, however, that Mr. Lowe not consider a price below $12.15 per share.

On August 25, 2008, following further discussions between Messrs. Lowe and Dirks, our Board met via teleconference to discuss the status of the negotiations concerning Parent’s proposal and the settlement with the Florida OIR. Mr. Lowe conveyed to the Board that Parent would be willing to support an amendment to the Merger Agreement that would permit AmCOMP to comply with the terms of a proposed settlement with the Florida OIR relating to its Florida excessive profits filings, but the pricing committee of Parent’s board of directors would not approve a price higher than $12.15 per share. Representatives of Raymond James provided the Board with a preliminary analysis of the fairness to our stockholders from a financial point of view of Parent’s proposal and our legal counsel provided an overview of the process of amending the Merger Agreement. The Board again discussed various issues regarding the proposed amendment to the Merger Agreement with representatives of our outside counsel. Our management and regulatory counsel also updated the Board on the status of negotiations with the Florida OIR and outlined the terms of a proposed settlement of all issues relating to our Florida excessive profits filings. After extensive discussion, our Board unanimously approved the terms of the proposed settlement with the Florida OIR, subject to the Florida OIR’s approval of any definitive agreement providing for such settlement.

On August 28, 2008, our management finalized the terms of a Consent Order with the Florida OIR, which we refer to as the “Consent Order.” The Consent Order memorialized the proposed settlement of all outstanding issues relating to Florida excessive profits on the terms approved by our Board. Under the terms of the settlement, the Florida OIR found, and we agreed, that:

(i) with respect to data submitted by us on June 26, 2006, for accident years 2002, 2003 and 2004, as to which we received a Notice of Intent to Issue Order to Return Excess Profit from the Florida OIR on March 19, 2007 preliminarily finding that we had realized excessive profits in the amount of $5.7 million, we had not realized any Florida excessive profits (this finding resulting from additional allowable expense deductions that were approved by the Florida OIR after the Notice of Intent to Issue Order to Return Excess Profit had been issued on March 19, 2007);

(ii) with respect to data submitted by us on June 22, 2007, for accident years 2003, 2004 and 2005, as to which we received the 2008 Notice from the Florida OIR on May 19, 2008 preliminarily finding that we had realized excessive profits in the amount of $11.7 million, we had realized Florida excessive profits in the amount of approximately $2.8 million (this finding resulting from certain additional deductions for expenses and losses that were approved by Florida OIR after the 2008 Notice had been issued); and

(iii) with respect to data submitted by us on June 30, 2008, for accident years 2004, 2005 and 2006, we had realized Florida excessive profits of approximately $5.7 million.

Under the terms of the settlement, we waived all rights to challenge or to contest the aforementioned findings of excessive profits. The settlement further provided that nothing contained in the Consent Order would be deemed to constitute an admission or acknowledgment by us, or a finding by the Florida OIR, that we have violated the requirements of Florida Statute Section 627.215 or Chapter 624 of the Florida Statutes. Under the terms of the settlement, we are to provide refunds to affected policyholders within the time frame provided by law.

After a full review of the terms of the proposed settlement with the Florida OIR, we and Parent and our respective counsel negotiated the final terms of Amendment No. 2 to the Merger Agreement, providing for an adjustment to the per share merger consideration and certain other provisions related to the proposed settlement of the Florida excessive profits issues.

A special meeting of our Board was held via teleconference on August 29, 2008 to consider the amendment to the Merger Agreement, which included a revised price per share of $12.15. Our Board discussed the financial and other aspects of the proposal, reviewed with our management the impact of the proposed settlement with the Florida OIR, various options for our company under the circumstances and the potential impact on us of pursuing the various options. Representatives of Raymond James reviewed financial aspects of Parent’s proposal and rendered an opinion, the full text of which is set forth in Annex B to this proxy supplement, to the effect that, as of August 29, 2008, the revised merger consideration was fair to our stockholders from a financial point of view. Representatives from Raymond James also reviewed current market conditions with the Board and discussed whether an alternative transaction could be negotiated at a price superior to $12.15 per share. The Board also discussed various issues regarding the proposed amendment to the Merger Agreement with representatives of our outside counsel, including AmCOMP’s and Parent’s legal rights under the Merger Agreement, and the legal standards applicable to its consideration of the revised proposal under Delaware law. After extensive discussion, including in-depth analysis of the reasons for engaging in the transaction with the proposed reduction in the merger consideration, our Board unanimously approved, with an interested director abstaining from voting, the Amended Merger Agreement reflecting the reduced merger consideration, as discussed at the meeting, contingent upon the execution of a definitive agreement providing for the terms and conditions of the settlement with the Florida OIR and the approval by the Florida OIR of our acquisition by Employers pursuant to the merger. See the section of this proxy supplement entitled “— Reasons for the Merger” for a discussion of the factors considered by our Board in reaching its decision to approve the Amended Merger Agreement.

On August, 29, 2008, AmCOMP Assurance, AmCOMP Preferred and the Florida OIR executed the Consent Order. In connection with the settlement, on August 29, 2008, the Florida OIR issued its order approving our acquisition by Parent by means of the proposed merger with Merger Sub. Later that day, Parent, Merger Sub and we entered into the Amendment No. 2 to the Merger Agreement.

Also, on August 29, 2008, the Voting Agreement Parties executed the Letter Agreements, which unconditionally and irrevocably reaffirmed their original agreements to vote all of their shares in favor of the adoption of the Amended Merger Agreement. Amendment No. 2 to the Merger Agreement, the settlement with the Florida OIR and the Florida OIR’s approval of Parent’s acquisition of us pursuant to the Amended Merger Agreement were publicly announced in a press release issued on August 29, 2008.

As described in the definitive proxy statement, on March 4, 2008, a purported class-action complaint was filed in the Circuit Court of the 15th Judicial Circuit, in and for Palm Beach County, Florida, on behalf of Broadbased Equities, allegedly a stockholder of our company, and all others similarly situated, in connection with the proposed merger. On May 8, 2008, the parties entered into a memorandum of understanding, which memorialized the terms described on page 23 of the definitive proxy statement, in the section entitled “The Merger — Background of the Merger” and provided for a settlement of the litigation in accordance with the terms set forth therein. Among other things, the memorandum of understanding provided that the plaintiff in the purported class action agreed not to challenge or object to any amendments to the Merger Agreement so long as the amendments do not, among other things, materially change the terms of the merger consideration. Accordingly, subsequent to the execution of Amendment No. 2, the parties held discussions with the plaintiff in the purported class action regarding the amendment to the Merger Agreement and related amendments to the memorandum of understanding proposed by the plaintiff. In September 2008, we entered into an agreement in principle to amend the memorandum of understanding, under which we agreed to make certain additional disclosures to our stockholders, which disclosures are contained in this proxy supplement.

Under the agreement in principle, the parties agreed, subject to certain conditions, to enter into and seek court approval for a stipulation of settlement. There can be no assurance that any stipulation will be approved by the court. Any potential settlement will not affect the amount of merger consideration to be paid in the merger or any other terms of the Amended Merger Agreement.

Reasons for the Merger

The factors originally considered by our Board in approving the Merger Agreement and initially approving the merger are set forth in the definitive proxy statement in the section entitled “The Merger — Reasons for the Merger.” In reaching its decision to adopt and approve the Amended Merger Agreement and reaffirm its approval of the merger and its recommendation that stockholders vote to adopt the Amended Merger Agreement, our Board consulted with our management, as well as our legal and financial advisors, and considered a number of factors, including:

•	its prior deliberations, decisions and actions relating to the Merger Agreement and its reasons for those decisions and actions, as detailed in the definitive proxy statement;

•	that in light of communications from Parent, the merger was unlikely to be completed upon the terms set forth in the Merger Agreement and that any further significant delay in signing Amendment No. 2 with Parent and Merger Sub could cause Parent and Merger Sub to terminate the Merger Agreement;

•	that the outcome of any litigation between the parties relating to the failure to complete the merger on the terms set forth in the Merger Agreement was uncertain and that any such litigation was likely to be protracted and expensive and to distract our management from operating our business;

•	that subsequent to the date of the Merger Agreement, we agreed to pay to policyholders an aggregate of approximately $8.45 million (or approximately $5.50 million after tax) in connection with our settlement with the Florida OIR to resolve all outstanding Florida excessive profit issues;

•	that (i) the approval of the acquisition by the Florida OIR and (ii) the acknowledgment by Parent and Merger Sub that our settlement with the Florida OIR would not constitute a Burdensome Condition or Company

Material Adverse Effect (as such terms are defined in the Amended Merger Agreement) for any purpose under the Amended Merger Agreement would make the consummation of the merger more certain;

•	that the $0.35 reduction in the per share merger consideration amounts to a reduction of less than 3% of the consideration to be received by our stockholders;

•	that since January 10, 2008 (the date of the original announcement of the merger with Parent and Merger Sub), neither we nor our financial advisor have received any requests for information or any indication of interest from any third party relating to a potential acquisition of our company;

•	that it is currently contemplated that the transaction will close on October 31, 2008, which closing date affords unrelated third parties over two months from the time of the announcement of Amendment No. 2 in which to consider whether to make an unsolicited acquisition proposal for our company;

•	the potential benefits of seeking to have Parent and Merger Sub agree to allow us to solicit third parties about a potential acquisition would be outweighed by the following considerations:

•	a continuing worsening in general economic conditions;

•	a general decline in stock prices of other companies in the workers compensation industry since January 10, 2008; and

•	the concurrence by our financial advisor with our view that it was unlikely that we would receive a bona fide written inquiry, proposal or offer on terms that were more favorable to our stockholders, from a financial point of view, than the Amended Merger Agreement and that would be reasonably likely to be consummated on the terms so proposed.

Recommendation of the Board of Directors

After careful consideration, our Board has unanimously determined (with an interested director abstaining from voting) that the merger and the Amended Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders. Accordingly, the Board has unanimously approved (with an interested director abstaining from voting) the Amended Merger Agreement. Our Board unanimously recommends (with an interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Amended Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

As described in the definitive proxy statement, on May 22, 2007, we engaged Raymond James to provide financial advisory and investment banking services in connection with the possible sale of our company or an equity interest in our company to another corporation or business entity. On August 22, 2008, we executed an amendment to our engagement letter with Raymond James, which provided that Raymond James was to evaluate the fairness, from a financial point of view, of the revised merger consideration of $12.15 per share to be received by eligible holders of our common stock pursuant to the Amended Merger Agreement.

In connection with its consideration and approval of the Merger Agreement, the Board received the January Fairness Opinion from Raymond James as to the fairness to our stockholders, from a financial point of view and as of the date of the opinion, of the $12.50 per share merger consideration pursuant to the Merger Agreement. At a meeting of the Board called on August 29, 2008 to consider the approval of the Amended Merger Agreement, Raymond James delivered the August Fairness Opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the $12.15 per share merger consideration provided in the Amended Merger Agreement, based upon and subject to the factors and assumptions set forth therein.

Raymond James expressed no opinion as to the underlying business decision to approve the Merger Agreement or the Amended Merger Agreement, the structure or tax consequences of the Amended Merger Agreement or the availability or advisability of any alternatives to the Amended Merger Agreement. Raymond James did not structure the Amended Merger Agreement or negotiate the final terms thereof. Raymond James’ opinions are limited to the fairness, from a financial point of view, of the merger consideration to be received by the common stock holders pursuant to the terms and conditions of the Amended Merger Agreement. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger Agreement or the Amended Merger Agreement. In formulating its opinions, Raymond James considered only what it understood to be the merger consideration to be received by the eligible holders of our common stock, and its opinions do not address any other payments that may be made to our employees or other stockholders in connection with the merger. The opinions of Raymond James were one of many factors taken into consideration by our Board in making its determinations to approve the Merger Agreement and the Amended Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the Board’s or our management’s opinion with respect to the value of our company.

The full text of the January Fairness Opinion is attached to the definitive proxy statement mailed herewith as Annex C. The full text of the August Fairness Opinion is attached to this proxy supplement as Annex B. No limitations were imposed by our Board upon Raymond James with respect to the investigations made or procedures followed by it in rendering these opinions. We encourage you to read the January Fairness Opinion and the August Fairness Opinion carefully in their entirety for descriptions of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Raymond James. Any description of or reference to Raymond James’ opinions are subject to, and qualified in its entirety by reference to, the full text of such opinions. Raymond James’ opinions are directed to our Board and do not constitute a recommendation to any holder of our common stock or any other person as to whether such person should vote to approve the Amended Merger Agreement.

The definitive proxy statement sets forth the investigations and procedures Raymond James undertook in connection with its review of the Merger Agreement. In connection with its review of the proposed Amended Merger Agreement and the preparation of its August Fairness Opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in Amendment No. 2;

•	reviewed the annual reports to stockholders on Form 10-K of our company for the two fiscal years ended December 31, 2006 and December 31, 2007;

•	reviewed the quarterly reports to stockholders on Form 10-Q of our company for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	reviewed other financial and operating information requested from and/or provided by our company;

•	reviewed the Annual Statements of AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation, which we refer to as the Insurance Subsidiaries, as well as the combined Annual Statements of the AmCOMP Incorporated Group filed with the Florida Department of Financial Services for the years ended December 31, 2005, 2006 and 2007;

•	reviewed the Insurance Subsidiariers’ quarterly statutory reports filed with the Florida Department of Financial services for the quarters ended March 31, 2008 and June 30, 2008;

•	reviewed the reports of our company’s independent actuarial firm, dated December 31, 2007 and June 30, 2008;

•	reviewed certain other publicly available information on our company;

•	discussed with members of our senior management certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

•	reviewed and discussed with our senior management the historical and anticipated future financial performance and prospects of our company, including the review of forecasts prepared by senior management of our company;

•	reviewed the reported price and trading activity for the shares of our common stock;

•	compared financial and stock market information for our company with similar information for comparable companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses;

•	performed a discounted cash flow analysis of our company on a stand-alone basis and performed such other analyses and studies, and considered such other factors, as Raymond James considered appropriate; and

•	reviewed the terms of the draft Consent Order between the Florida OIR and the Insurance Subsidiaries.

The August Fairness Opinion is necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of the close of business on August 28, 2008, the day immediately preceding the execution of the Amended Merger Agreement, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake.

In preparing its opinions, Raymond James relied on and assumed the accuracy and completeness of the financial and other information that was provided to it or was publicly available and did not undertake any duty or responsibility to verify independently any of such information. Raymond James, with our consent, assumed that forecasts provided by us were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our company, and expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, Raymond James did not make or obtain any evaluations or appraisals of our properties, assets, liabilities, reserves or surplus, nor was Raymond James furnished with any such appraisals. Raymond James was not furnished with any actuarial analysis or reports, except for certain analysis and reports prepared by our independent actuarial advisors. Raymond James is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions. In that regard, Raymond James has made no analysis of, and expresses no opinion as to, the adequacy of our losses and loss adjustment expense reserves under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Raymond James also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Amended Merger Agreement would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which we are a party or are subject or by which we are bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers would be made that would have a material adverse effect on us or materially reduce the contemplated benefits of the Amended Merger Agreement.

With respect to the comparison of selected comparable companies and merger and acquisition transactions analyses, no company utilized as a comparison is identical to our company and no transaction is identical to the merger. Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies or securities may actually be sold. Accordingly, Raymond James’ analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinions, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Raymond James arrived at its opinions based on the results of all the analyses that it undertook assessed as a whole, and did not draw conclusions from, or with regard to, any one method of analysis. Accordingly,

Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion.

The definitive proxy statement summarizes the material financial analyses underlying the January Fairness Opinion. The following is a summary of the material financial analyses underlying the August Fairness Opinion. The order of the analysis does not represent relative importance or weight given to those analyses used by Raymond James. The financial analyses summarized below include information presented in tabular format. In order to fully understand Raymond James’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’ financial analyses and opinions.

Summary of Merger Consideration.  Raymond James reviewed the financial terms of the merger consideration. Pursuant to the Amended Merger Agreement, each share of common stock (except for shares held by AmCOMP, Parent or Merger Sub, or by AmCOMP’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $12.15 in cash.

Summary of Comparable Companies Analysis.  Raymond James compared publicly available historical and projected operating earnings, net income and book value of eight publicly held property-casualty insurance companies operating in the workers’ compensation insurance marketplace. These companies were selected based on Raymond James’ professional judgment considering characteristics such as the type of insurance written and market capitalization. None of the selected companies is directly comparable to us and, therefore, the results of the selected companies’ analyses are primarily financial calculations rather than detailed analyses of the differences in operating characteristics and business mixes of the various companies. Appropriate use of the data includes qualitative judgments concerning, among other things, differences among the companies.

Selected companies, as of August 28, 2008, included:

•	Zenith National Insurance Corp.

•	Employers Holdings, Inc.

•	SeaBright Insurance Holdings, Inc.

•	Meadowbrook Insurance Group, Inc.

•	PMA Capital Corporation

•	AMERISAFE, Inc.

•	Eastern Insurance Holdings, Inc.

•	CRM Holdings, Ltd.

Raymond James calculated various financial multiples for each company, including (a) market value compared to net operating income, where net operating income is defined as income from continuing operations minus any realized gains or losses, for the most recent available twelve month period, which we refer to as LTM; (b) market value per share compared to earnings per share, which we refer to as EPS, using Wall Street research analyst estimates, as reported by First Call, for the selected companies for calendar years ending December 31, 2008 and 2009, which we refer to as “CY08E” and “CY09E”; (c) market value to stated book value as of the most recent reporting period; and (d) market value to tangible book value as of the most recent reporting period. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James reviewed the minimum, median, mean, and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for our company implied by the merger consideration. The results of the selected public companies analysis based on market price information, as of August 28, 2008, are summarized below:

			Adjusted(1)(2)
	Merger		Merger		Comparable Companies
	Consideration		Consideration		Min		Median		Mean		Max

Market value as a multiple of LTM net operating income	11.9	x	15.4	x	3.0	x	8.2	x	7.5	x	10.7	x
Market value as a multiple of CY08E EPS	14.8	x	20.6	x	5.4	x	7.9	x	8.5	x	11.9	x
Market value as a multiple of CY09E EPS	16.0	x	16.0	x	4.7	x	8.6	x	8.0	x	10.7	x
Market value as a multiple of book value	1.1	x	1.2	x	0.6	x	0.9	x	1.0	x	1.6	x
Market value as a multiple of tangible book value	1.1	x	1.2	x	0.6	x	1.0	x	1.0	x	1.6	x

(1)	LTM and CY08E earnings are adjusted by $3.5 million to reflect the estimated after-tax portion of the Florida excessive profits settlement associated with the 2008 filing year.

(2)	Book value and tangible book value are adjusted by $5.5 million after-tax to reflect payment of the Florida excessive profits refunds.

Furthermore, Raymond James applied the minimum, median, mean and maximum relative valuation multiples for each of the metrics to our company’s actual and Wall Street research analysts’ projected financial results, as reported by First Call, and determined the implied market price per share for our common stock and then compared those implied market values per share to the merger consideration of $12.15 per share. The results of this are summarized below:

	Merger	Comparable Companies
	Consideration	Min	Median	Mean	Max

Implied market value multiples of LTM net operating income	$12.15	$3.10	$8.32	$7.60	$10.84
Implied market value multiples of CY08E EPS	$12.15	$4.43	$6.49	$6.99	$9.77
Implied market value multiples of CY09E EPS	$12.15	$3.61	$6.57	$6.09	$8.12
Implied market value multiples of book value	$12.15	$6.02	$9.38	$10.59	$16.61
Implied market value multiples of tangible book value	$12.15	$6.16	$10.76	$11.05	$16.49

Raymond James also applied the minimum, median, mean and maximum relative valuation multiples for each of the metrics to our company’s actual and Wall Street research analysts’ projected financial results, as reported by First Call, which were adjusted to reflect the impact of the Florida excessive profits settlement, and determined the implied market price per share for our common stock, as so adjusted. Raymond James then compared those adjusted implied market values per share to the merger consideration of $12.15 per share. The results of this are summarized below:

	Merger	Comparable Companies
	Consideration	Min	Median	Mean	Max

Implied market value multiples of adjusted LTM net operating income(1)	$12.15	$2.40	$6.44	$5.88	$8.39
Implied market value multiples of adjusted CY08E EPS(1)	$12.15	$3.18	$4.67	$5.03	$7.03
Implied market value multiples of CY09E EPS	$12.15	$3.61	$6.57	$6.09	$8.12
Implied market value multiples of adjusted book value(2)	$12.15	$5.82	$9.07	$10.23	$16.05
Implied market value multiples of adjusted tangible book value(2)	$12.15	$5.95	$10.40	$10.67	$15.93

(1)	LTM and CY08E earnings are adjusted by $3.5 million to reflect the estimated after-tax portion of the Florida excessive profits settlement associated with the 2008 filing year.

(2)	Book value and tangible book value are adjusted by $5.5 million after-tax to reflect payment of the Florida excessive profits refunds.

Summary of Precedent Transactions Analysis.  Raymond James reviewed five merger and acquisition transactions announced since September 1, 2006, in which the transaction value was less than $500 million and which involved insurance companies considered by Raymond James to be most comparable to our company for which public information was available. These transactions included:

Transaction
Announced	Buyer	Target	Deal Value
			(In millions)

02/20/08	Meadowbrook Insurance Group, Inc.	ProCentury Corporation	$271.3
01/03/08	QBE Insurance Group	North Pointe Holdings Corporation	$145.9
10/15/07	The Doctors Company	SCPIE Holdings Inc.	$279.8
9/20/07	Rockhill Holding Company	RTW Inc.	$67.3
04/27/07	Alleghany Corp.	Employers Direct	$195.0
09/08/06	CRM Holdings Ltd.	Embarcadero Insurance Holdings, Inc.	$46.3

In reviewing these transactions, Raymond James evaluated, among other things, the equity value of the transaction relative to the acquired company’s book value and net income, in each case, for the most recent available twelve month period prior to the announcement of the transaction. Raymond James reviewed the minimum, median, mean and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for our company implied by the merger consideration.

The following table presents the results of this analysis:

			Adjusted(1)(2)
	Merger		Merger		Precedent Transactions
	Consideration		Consideration		Min		Median		Mean		Max

Price to LTM earnings	11.9	x	15.3	x	4.2	x	11.0	x	11.9	x	21.1	x
Price to book value	1.1	x	1.2	x	1.0	x	1.4	x	1.4	x	1.7x

(1)	LTM and CY08E earnings are adjusted by $3.5 million to reflect the estimated after-tax portion of the Florida excessive profits settlement associated with the 2008 filing year.

(2)	Book value and tangible book value are adjusted by $5.5 million after-tax to reflect payment of the Florida excessive profits refunds.

Furthermore, Raymond James applied the minimum, median, mean and maximum relative valuation multiples to our most recent available last twelve months earnings and book value to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $12.15 per share. The results of the selected transactions analysis are summarized below:

	Merger	Precedent Transactions
	Consideration	Min	Median	Mean	Max

Price to LTM earnings	$12.15	$4.26	$11.22	$12.14	$21.47
Price to book value	$12.15	$10.71	$14.63	$14.58	$18.21

Raymond James also applied the minimum, median, mean and maximum relative valuation multiples to our most recent available last twelve months earnings and book value, which were adjusted to reflect the impact of the Florida excessive profits settlement, to determine the implied equity price per share, as so adjusted. Raymond James then compared those adjusted implied equity values per share to the merger consideration of $12.15 per share. The results of the selected adjusted transactions analysis are summarized below:

	Merger	Precedent Transactions
	Consideration	Min	Median	Mean	Max

Price to adjusted LTM earnings(1)	$12.15	$3.37	$8.86	$9.59	$16.95
Price to adjusted book value(2)	$12.15	$10.35	$14.14	$14.10	$17.60

(1)	LTM and CY08E earnings are adjusted by $3.5 million to reflect the estimated after-tax portion of the Florida excessive profits settlement associated with the 2008 filing year.

(2)	Book value and tangible book value are adjusted by $5.5 million after-tax to reflect payment of the Florida excessive profits refunds.

Summary of Premiums Paid Analysis.  Raymond James compared the premium implied by the merger consideration of $12.15 per share to our historical stock prices to that of premiums paid in acquisitions of other publicly-traded companies. As part of its analysis, Raymond James reviewed 92 merger and acquisition transactions in the United States across all industries with an equity purchase price between $100 million and $500 million announced since July 1, 2007 until August 28, 2008, and in which the value per share was greater than five dollars. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, two weeks and one month prior to announcement of the transaction. Raymond James compared the minimum, median, mean and maximum premiums paid from this set of transactions to the per share merger consideration expressed as a premium relative to the closing stock prices of our company at the date of our entry into the Merger Agreement and Amendment No. 2 for the respective time periods. The results of the transaction premium analysis are summarized below.

The results of comparing the minimum, median, mean and maximum premiums paid from the set of transactions described above to the per share merger consideration expressed as a premium relative to the closing stock prices prior to our entry in to the Merger Agreement on January 10, 2008 are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	40.0%	30.9%	24.0%
Minimum	(1.1)%	(9.4)%	(18.6)%
Median	29.2%	31.1%	30.4%
Mean	42.0%	42.6%	40.3%
Maximum	309.4%	329.4%	345.9%

Furthermore, Raymond James applied the minimum, median, mean and maximum premiums for each of the metrics to our actual corresponding closing stock prices prior to our entry into the Merger Agreement on January 10, 2008 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $12.15 per share. The results of this are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	$12.15	$12.15	$12.15
Minimum	$8.59	$8.41	$7.97
Median	$11.21	$12.17	$12.78
Mean	$12.32	$13.23	$13.75
Maximum	$35.53	$39.85	$43.69

The results of comparing the minimum, median, mean and maximum premiums paid from the set of transactions described above to the per share merger consideration expressed as a premium relative to the closing stock prices prior to the execution of Amendment No. 2 on August 29, 2008 are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	16.3%	22.6%	21.4%
Minimum	(1.1)%	(9.4)%	(18.6)%
Median	29.2%	31.1%	30.4%
Mean	42.0%	42.6%	40.3%
Maximum	309.4%	329.4%	345.9%

Furthermore, Raymond James applied the minimum, median, mean, and maximum premiums for each of the metrics to our actual corresponding closing stock prices prior to the execution of Amendment No. 2 on August 29, 2008 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $12.15 per share. The results of this are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	$12.15	$12.15	$12.15
Minimum	$10.34	$8.98	$8.14
Median	$13.50	$13.00	$13.06
Mean	$14.84	$14.13	$14.05
Maximum	$42.78	$40.48	$44.63

Discounted Cash Flow Analysis.  Raymond James performed a discounted cash flow analysis to generate a range for the implied present value per share of our company assuming we continued operating as a stand-alone public company. This range was determined:

(a) By adding (1) the present value of estimated future free cash flows to our stockholders for the years 2008 through 2012, and (2) the present value of the terminal value of our common stock. Terminal values for our common stock were calculated based on a range of forward price-to-earnings multiples applied to the estimated 2013 net income of our company.

(b) By adding (1) the present value of estimated future free cash flows to our stockholders for the years 2008 through 2012, and (2) the present value of the terminal value of our common stock. Terminal values for our common stock were calculated based on a range of terminal multiples applied to the year-end 2012 book value of our company.

In connection with this analysis, Raymond James utilized, with our consent, projections provided by our management reflecting its best currently available estimates and judgments of the future financial performance of our company. As part of its analysis, and with our consent, Raymond James assumed, among other things, that (a) all excess capital not needed to maintain a net-premiums-written to surplus ratio of 1.24x in 2008, and 1.20x thereafter, is considered excess capital and paid to our stockholders in the form of a cash dividend, and (b) that our company is sold at December 31, 2012 with proceeds being discounted back to June 30, 2008.

Raymond James estimated the range for the implied valuation per share of our common stock by varying the following assumptions, which Raymond James, in its professional judgment, deemed reasonable for a small market capitalization company such as ours with the risk characteristics of our insurance operations:

•	a range of terminal multiples applied to year 2013 estimated net income of 9.0x to 11.0x;

•	a range of terminal multiples applied to year-end 2012 estimated book value of 1.2x to 1.5x; and

•	discount rates representing an un-levered cost of equity ranging from 11.0% to 14.0%.

The results of this analysis can be seen in the following table:

	Min	Median	Mean	Max

Merger Consideration	$12.15	$12.15	$12.15	$12.15
Applying terminal price-to-earnings multiple	$8.46	$9.51	$9.52	$10.68
Applying terminal book value multiple	$10.52	$12.06	$12.07	$13.76

Miscellaneous.  The definitive proxy statement contains a discussion of the factors considered by our Board in its initial decision to retain Raymond James. Raymond James received a $350,000 fee for services rendered in connection with delivery of the fairness opinion provided to us on January 10, 2008, and a $175,000 fee for services rendered in connection with delivery of the fairness opinion provided to us on August 29, 2008, plus reimbursement of out-of-pocket expenses. These fees were payable even if Raymond James had concluded that the merger consideration was not fair to our company. We have also agreed to pay Raymond James approximately $2.25 million as an advisory fee for services in connection with the merger, which is contingent upon the closing of the merger. We also agreed to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

Voting Agreements

The definitive proxy statement describes the terms and conditions of the Voting and Solicitation Agreements entered into in connection with the Merger Agreement by each of (a) Fred Lowe, our Chairman, Chief Executive Officer and President, (b) Sam A. Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., which we refer to collectively as the Voting Agreement Parties. On August 29, 2008, each of the Voting Agreement Parties entered into the Letter Agreements with Parent. The Letter Agreements provide that, notwithstanding the execution of Amendment No. 2 and the reduction in the price per share to be paid by Parent to our stockholders in the merger, the Voting Agreements remain in full force and effect in accordance with the terms and conditions thereof.

The Voting Agreements and Letter Agreements relate to an aggregate of 2,627,094 shares of common stock, representing approximately 17.2% of our outstanding common stock. Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power over shares of our common stock held by Welsh, Carson, Anderson & Stowe, VII L.P.

Regulatory Matters

Insurance Laws and Regulations

As described in the definitive proxy statement, state insurance laws and regulations generally require that, prior to the acquisition of an insurance company domiciled or, in some cases, commercially domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. On August 29, 2008, the Florida OIR approved our proposed acquisition by Parent pursuant to the merger with Merger Sub.

Interest of Certain Persons in the Merger

Treatment of Stock Options

The following discussion updates the information contained in the definitive proxy statement concerning the vested and unvested stock options owned by our directors and executive officers to reflect the reduced merger consideration of $12.15 per share under the Amended Merger Agreement and provides additional information relating to the employment agreement between us and George Harris, our Senior Vice President, General Counsel and Secretary.

Under the terms of the Amended Merger Agreement, a holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger is entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.15 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes. No consideration is to be paid in respect of any stock options for which the exercise price equals or exceeds $12.15 per share.

Each of our directors and executive officers owns vested and/or unvested options with exercise prices of less than $12.15 per share. The following table sets forth the cash consideration that the directors and executive officers, individually and as a group, are to be entitled to receive under the Amended Merger Agreement in consideration for the cancellation of unvested and vested options held by such directors and executive officers.

	Number of	Consideration	Number of	Consideration	Total	Total
	Shares	for	Shares	for	Number	Consideration
	Subject to	Cancellation	Subject to	Cancellation	of Shares	for Cancellation
	Unvested	of Unvested	Vested	of Vested	Subject to	of Unvested and
Name	Options	Options	Options	Options	Options	Vested Options

Fred R. Lowe	72,768	$229,219	145,534	$458,432	218,302	$687,651
Debra Cerre-Ruedisili	78,661	247,782	78,659	247,776	157,320	495,558
George Harris	30,000	44,100	10,000	14,700	40,000	58,800
Kumar Gursahaney	30,670	82,611	74,330	207,085	105,000	289,696
Timothy J. Spear	21,284	67,045	21,284	67,045	42,568	134,090
Lisa Perrizo	19,647	61,888	19,647	61,888	39,294	123,776
Sam A. Stephens	4,658	12,585	5,288	15,861	9,946	28,446
Frank Pinson	4,366	13,753	4,366	13,753	8,732	27,506
Paul B. Queally	4,658	12,585	5,288	15,861	9,946	28,446
Donald C. Stewart	4,658	12,585	5,288	15,861	9,946	28,446
Spencer L. Cullen, Jr.	4,658	12,585	5,288	15,861	9,946	28,446

All directors and executive officers as a group	276,028	$796,738	374,972	$1,134,123	651,000	$1,930,861

Existing Employment Agreements

The definitive proxy statement describes the terms and conditions of the existing employment agreements with our executive officers. In September 2008, we entered into a First Amendment to the Employment Agreement, dated as of January 5, 2007, by and between George Harris, our Senior Vice President, General Counsel and Secretary, and us. The amendment to Mr. Harris’s employment agreement provides notice that upon closing of the merger, Mr. Harris’s employment agreement will not be renewed after, and will terminate effective as of, December 31, 2008. Mr. Harris has agreed, under the terms of the amendment to his employment agreement, to serve as a consultant for us for up to six months following the termination of his employment. Mr. Harris’s termination as provided for in the amendment to his employment agreement will entitle him to the severance payments and benefits described in the definitive proxy statement for a period of 30 months. In consideration for Mr. Harris’s agreement to serve as a consultant, the amendment provides that Mr. Harris will have no duty to mitigate any damages that he may incur by reason of the termination of his employment under certain circumstances and consequently he will be entitled to receive the amounts described above regardless of any income that he may receive from other sources following the date that he becomes entitled to receive such amounts.

THE AMENDED MERGER AGREEMENT (PROPOSAL NO. 1)

The Board is asking our stockholders to vote on a proposal to adopt the Amended Merger Agreement.

On August 29, 2008, Parent, Merger Sub and we entered into Amendment No. 2 to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008. The definitive proxy statement mailed herewith includes the Agreement and Plan of Merger, dated as of January 10, 2008, among Parent, Merger Sub and us and Amendment No. 1, dated as of April 28, 2008, to the Agreement and Plan of Merger as Annex A and Annex B thereto, respectively, and also includes a summary of the Merger Agreement beginning on page 45 under the heading “The Merger Agreement (Proposal No. 1)”. A copy of Amendment No. 2, dated August 29, 2008, is attached as Annex A to this proxy supplement and is incorporated by reference into this discussion. We urge you to read the Agreement and Plan of Merger and Amendment No. 1 and Amendment No. 2 thereto.

Amendment No. 2 modifies the Merger Agreement as follows:

•	reduces to $12.15 per share in cash the price to be paid by Parent to our stockholders at the closing of the merger;

•	subject to the satisfaction or, if permissible, waiver by the party to the Amended Merger Agreement entitled to the benefit thereof, of the conditions set forth in the Amended Merger Agreement, fixes the closing of the merger for October 31, 2008;

•	permits us to comply with the terms of a Consent Order, dated August 29, 2008, among the Florida OIR, AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company relating to the settlement of our excessive profits filings with the Florida OIR; and

•	eliminates the requirement that we terminate our 401(k) plan effective with the closing of the merger.

Under the terms of Amendment No. 2, Parent acknowledged and agreed that neither the Consent Order providing for a settlement with the Florida OIR, nor any provision, requirement, agreement or covenant contained therein will constitute a Burdensome Condition or Company Material Adverse Effect (as such terms are defined in the Amended Merger Agreement) for any purpose under the Amended Merger Agreement. In addition, Parent, Merger Sub and we each affirmed that, to such party’s knowledge, (i) no Company Material Adverse Effect or Parent Material Adverse Effect (as such terms are defined in the Amended Merger Agreement) had occurred as of the date of Amendment No. 2 and (ii) no breach of any of the respective representations and warranties of any party to the Amended Merger Agreement had occurred as of the date of Amendment No. 2 that, individually or in the aggregate, would have a Company Material Adverse Effect or Parent Material Adverse Effect.

Amendment No. 2 also provides that we are to comply with our obligations under the settlement with the Florida OIR by returning excessive profits to policy holders exclusively through providing policy refunds (and not through policy credits or any other means) as soon as practicable, but in no event later than the earlier of (a) 60 days following the execution of the Consent Order relating to the settlement with the Florida OIR and (b) October 31, 2008. We are not to make any policy refunds under the terms of Amendment No. 2, however, unless and until Parent has approved the methodology for such refunds.

Structure of the Merger and Consideration to be Received by our Stockholders in the Merger

As a result of the transactions contemplated by the Amended Merger Agreement, each issued and outstanding share of our common stock not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.15 per share in cash, without interest. As part of the Amended Merger Agreement, Merger Sub is to merge with and into us, with our company being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Parent. As a result of the merger, we will cease to be a publicly traded company and thus you will cease to have any ownership interest in us and will not participate in any of our future earnings and growth or losses.

Pursuant to Delaware law, holders of shares of our common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see the discussion of “Appraisal or Dissenters’ Rights” included in the definitive proxy statement beginning at page 41 as well as the text of Section 262 of the DGCL, set forth in Annex D thereto.

Closing of the Merger

The Amended Merger Agreement provides that, subject to the satisfaction or, if permissible, waiver by the party to the Amended Merger Agreement entitled to the benefit thereof, of the conditions set forth in the Amended Merger Agreement, the closing of the Merger is expected to occur on October 31, 2008. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Payment Procedures

The definitive proxy statement describes the procedures by which Parent will cause the merger consideration to be paid to our stockholders following the effective time of the merger. The following updates the discussion contained in the definitive proxy statement to reflect the reduction of the merger consideration from $12.50 to $12.15 per share provided in the Amended Merger Agreement.

Promptly after the effective time of the merger, Parent and the surviving corporation are to cause the paying agent to mail (a) to each holder of record, as of the effective time of the merger, of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock, other than shares of our common stock held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, (1) a letter of transmittal (which is to specify that delivery is to be effected, and risk of loss and title to the shares of our common stock are to pass, only upon proper delivery of the certificate or certificates (or affidavits of loss in lieu thereof) to the paying agent and are to be in such form and have such other provisions as Parent may reasonably specify) and (2) instructions for use in effecting the surrender of the certificate or certificates in exchange for the merger consideration, and (b) to each holder of options to purchase our common stock, a check in the amount due and payable to such holder. The section of this proxy supplement entitled “— Treatment of Stock Options” sets forth the amount of consideration holders of outstanding options to purchase our common stock will receive as a result of the merger.

Treatment of Stock Options

A holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger is entitled to receive, in respect of each such option, a cash amount equal to the net amount of the product of (a) the amount, if any, by which $12.15 exceeds the exercise price per share of such option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes. No consideration is to be paid in respect of any stock options as to which the exercise price equals or exceeds $12.15 per share.

At or before the effective time of the merger, we will cause (a) each of the following plans to be terminated: (1) 1996 Stock Option Plan, (2) Amended and Restated Directors’ Stock Option Plan, (3) 2005 Stock Option Plan and (4) stock option agreements between us and certain executive officers; and (b) all outstanding options to purchase common stock, whether or not then vested, at the effective time of the merger to become fully vested and converted into the right to receive the merger consideration, as described above, or cause any stock option that is not exchanged to be cancelled as of the effective time of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH AN INTERESTED DIRECTOR ABSTAINING FROM VOTING) THAT YOU VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT.

MARKET PRICE OF AMCOMP INCORPORATED COMMON STOCK

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “AMCP.” As of the record date, there were 41 holders of record of our common stock. The following table sets forth, for the periods indicated, the high and low prices during the day for our common stock, as reported on Nasdaq. We currently anticipate that all of our future earnings will be retained for the development of our business and do not anticipate paying cash dividends on our common stock for the foreseeable future. We have never paid cash dividends.

	High	Low

Year Ended December 31, 2008
First Quarter(1)	$12.33	$8.66
Second Quarter	$12.45	$9.49
Third Quarter (Through September 25, 2008)(2)(3)	$12.11	$9.20
Year Ended December 31, 2007
First Quarter	$12.11	$9.26
Second Quarter	$10.93	$8.69
Third Quarter	$10.10	$7.32
Fourth Quarter	$10.90	$8.80
Year Ended December 31, 2006
First Quarter (through February 9, 2006)	N/A	N/A
First Quarter(4)	$10.20	$8.37
Second Quarter	$10.55	$9.31
Third Quarter	$10.38	$7.75
Fourth Quarter	$11.37	$9.05

(1)	On January 10, 2008, the date that the merger was announced, the closing price of our common stock was $8.75.

(2)	On August 28, 2008, the date immediately preceding the announcement of Amendment No. 2, the closing price of our common stock was $10.88.

(3)	On September 25, 2008, the date immediately preceding the date of this Proxy Supplement, the closing price of our common stock was $11.95.

(4)	In the period from February 10, 2006, the date on which we began trading on the Nasdaq Global Select Market, through March 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date for (a) each of our directors, (b) each of our executive officers, (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each stockholder who is a director or executive officer is c/o AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408. The percentage of shares owned is based on 15,295,462 shares outstanding as of September 12, 2008, the record date.

	Number of Shares		Percentage of Shares
Name of Beneficial Owner:	Beneficially Owned(1)		Beneficially Owned(1)

5% Stockholders:
Entities affiliated with Welsh Carson(2)	1,391,631		9.1%
Entities affiliated with Credit Suisse(3)	1,821,361		11.9%
Entities affiliated with TCW Group, Inc.(4)	873,872		5.7%
Entities affiliated with Newcastle(5)	1,168,022		7.6%
Dimensional Fund Advisors LP(6)	782,738		5.1%
Named Executive Officers and Directors:
Fred R. Lowe	375,005	(7)	2.4%
Debra Cerre-Ruedisili	123,289	(8)	*
Kumar Gursahaney	81,830	(9)	*
George Harris	14,366	(10)	*
Sam A. Stephens	1,011,280	(11)	6.6%
Paul B. Queally	1,373,582	(12)	9.0%
Donald C. Stewart	5,288	(13)	*
Spencer L. Cullen, Jr.	5,288	(14)	*
All directors and executive officers as a group (11 persons)	3,042,211	(15)	19.4%
Colin Williams	10,655	(16)	*

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days after the record date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options and of all directors and officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based solely on information contained in a report on Schedule 13G filed jointly on February 9, 2007 by Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership (“WCAS VII”) and WCAS Healthcare Partners, L.P., a Delaware limited partnership (“WCAS Healthcare”) (together the “Welsh Carson entities”), the number of shares beneficially owned consists of (a) 1,367,065 shares of common stock held by WCAS VII and (b) 24,566 shares of common stock held by WCAS Healthcare. WCAS VII’s sole general partner is WCAS VII Partners, L.P., a Delaware limited partnership, and WCAS Healthcare’s sole general partner is WCAS HP Partners, a Delaware general partnership. The address for these Welsh Carson entities is 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)	Based solely on information contained in a report on Schedule 13F/A filed on August 29, 2008 by Credit Suisse, a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, the Alternative Investments business within the Asset Management division and the United States private client services business within the Private Banking division (together the “Credit Suisse entities”). The ultimate parent company of the Bank is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Credit Suisse entities. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the Alternative Investment business) (the “Traditional AM Business”) and the Private Banking division (other than the United States private client services business) (the “Non-U.S. PB Business”) may beneficially own securities to which the Schedule 13G relates and such shares were not reported in the Schedule 13G. CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including the Credit Suisse entities. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of shares beneficially owned by the Credit Suisse entities. The Credit Suisse entities disclaim beneficial ownership of shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business. The address of Credit Suisse is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.

(4)	Based solely on information contained in a report on Schedule 13F filed on August 14, 2008 by TCW Group, Inc., a Nevada corporation (“TCW”), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the issuer to which the Schedule 13G relates and such shares were not reported in the Schedule 13G. SG disclaims beneficial ownership of shares beneficially owned by TCW and the TCW Business Unit. TCW and the TCW Business Unit disclaim beneficial ownership of shares beneficially owned by SG and any of SG’s other business units. The address of TCW is 865 South Figueroa Street, Los Angeles, California 90017.

(5)	Based solely on information contained in a report on Schedule 13F filed on August 11, 2008 by Royce & Associates, LLC. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(6)	Based solely on information contained in a report on Schedule 13F filed on August 1, 2008 by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. However, all such shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of the business office of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(7)	Includes 145,534 shares of common stock issuable upon exercise of options held by Mr. Lowe.

(8)	Includes 78,660 shares of common stock issuable upon exercise of options held by Ms. Cerre-Ruedisili. Also includes 200 shares of common stock that Ms. Cerre-Ruedisili holds as custodian for her children. Ms. Cerre-Ruedisili disclaims beneficial ownership of these 200 shares.

(9)	Includes 74,330 shares of common stock issuable upon exercise of options held by Mr. Gursahaney.

(10)	Includes 10,000 shares of common stock issuable upon exercise of options held by Mr. Harris.

(11)	Based solely on information contained in a report on Schedule 13D/A filed on September 4, 2008 by Mr. Stephens and includes 5,288 shares of common stock issuable upon exercise of options held by Mr. Stephens.

(12)	The number of shares beneficially owned consists of (a) 1,229 shares of common stock held by Mr. Queally, (b) 5,288 shares of common stock issuable upon exercise of options held by Mr. Queally and (c) 1,367,065 shares of common stock held by WCAS VII. Mr. Queally is a general partner of the sole general partner of WCAS VII. Mr. Queally may be deemed to have shared investment and voting power with respect to the securities held by WCAS VII. Mr. Queally disclaims beneficial ownership of the securities held by WCAS VII, except to the extent of his equity interest therein.

(13)	Represents 5,288 shares of common stock issuable upon exercise of options held by Mr. Stewart.

(14)	Represents 5,288 shares of common stock issuable upon exercise of options held by Mr. Cullen.

(15)	Includes (a) 6,987 shares of common stock and 45,296 shares of common stock issuable upon exercise of options held by three executive officers not specifically identified in the table and (b) an aggregate of 329,676 shares of common stock issuable upon exercise of options held by directors and named executive officers. This amount does not include shares of our common stock held by Colin Williams, who resigned effective as of April 1, 2008.

(16)	Effective as of April 1, 2008, Mr. Williams resigned from his position as President of the Texas Region.

FORWARD LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our and/or, where applicable, Parent’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. There may be events in the future that cannot be accurately predicted or over which there is no control. Stockholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability to consummate the transactions contemplated by the Amended Merger Agreement. Examples of these risks include without limitation:

•	risk factors disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 incorporated by reference in this proxy statement;

•	the risk that the Amended Merger Agreement could be terminated, including under circumstances that would require us to reimburse expenses up to $2.0 million or pay a termination fee of up to $8.0 million; and

•	costs and charges related to the merger.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information, including the definitive proxy statement, with the SEC. Our stockholders may read and copy the documents incorporated by reference, and any reports, statements or other information we have filed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the merger after reading the definitive proxy statement and this proxy supplement, you may contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

We have not authorized anyone to give you any information or to make any representation about the merger or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Other Proxy Statement Matters

A form of proxy is enclosed for your use. Please sign, date and return the proxy at your earliest convenience in the enclosed postage-paid envelope or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By Order of the Board of Directors

Fred R. Lowe
Chairman, President and Chief Executive Officer

ANNEX A

AMENDMENT NO. 2
TO THE
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 (this “Amendment”), dated August 29, 2008, to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 (the “Merger Agreement”), by and among AmCOMP Incorporated, a Delaware corporation (the “Company”), Employers Holdings, Inc., a Nevada corporation (“Parent”), and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Section 7.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.  Deletion of Reference to Company 401(k) Plan.  The reference to the term “Company 401(k) Plan” contained in the Index is deleted in its entirety.

Section 3.  Amendment to Section 1.2(a).  Section 1.2(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

‘‘(a) Subject to the satisfaction or, if permissible, waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the Merger (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on October 31, 2008, unless another time, date or place is agreed upon in writing by the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 4.  Amendment to Section 1.3.  Section 1.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“1.3 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of Merger Sub or the Company:

(a) Each Share that is owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent, or that is owned by the Company as treasury stock, in each case immediately before the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor.

(b) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 1.3(a) hereof and Dissenting Shares (as defined in Section 1.6)) shall automatically be converted into the right to receive $12.15 in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.4 hereof, of the certificate that formerly evidenced such Share. All such Shares shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, upon the surrender of such certificate in accordance with Section 1.4 hereof.

(c) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Effective Time. From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent that number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub represented thereby were converted in accordance with the immediately preceding sentence.”

Section 5.  Amendment to Section 4.1(b)(M).  Section 4.1(b)(M) of the Merger Agreement is hereby deleted and replaced with the following:

“other than in connection with (i) the adjustment, negotiation or settlement of workers’ compensation insurance claims in the ordinary course of business consistent with past practice and (ii) the settlement with FOIR concerning the matters contained in (a) the Consent Order, dated the date of Amendment No. 2 to this Agreement, between the Office of Insurance Regulation of the State of Florida (the “FOIR”), AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company in substantially the form attached as Exhibit A to Amendment No. 2 to this Agreement (the “FOIR Excessive Profits Consent Order”) and (b) the Consent Order, dated the date of Amendment No. 2 to this Agreement, between the FOIR, Parent and Merger Sub in substantially the form attached as Exhibit B to Amendment No. 2 to this Agreement (the “FOIR Form A Consent Order” and together with the FOIR Excessive Profits Consent Order, the “FOIR Consent Orders”), waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;”

Section 6.  Amendment to Section 4.1(b)(X).  Section 4.1(b)(X) of the Merger Agreement is hereby deleted and replaced with the following:

‘‘(X) other than as necessary in connection with the matters set forth in Section 4.8, alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Law; or”

Section 7.  New Section 4.8.  The Merger Agreement is hereby amended to add a new Section 4.8 as follows:

“4.8 FOIR Excessive Profits Consent Order.

The Company shall comply, and shall cause the Company Subsidiaries to comply, in all respects with all terms, provisions and requirements of the FOIR Excessive Profits Consent Order; provided, however, that Parent and the Company agree that the Company Subsidiaries shall satisfy their obligations under the FOIR Excessive Profits Consent Order to return excessive profits to policyholders exclusively through providing policy refunds (and not through policy credits or any other means), but neither the Company nor any of the Company Subsidiaries shall make any policy refunds pursuant to the FOIR Excessive Profits Consent Order unless and until Parent has approved the methodology for such refunds (such approval not to be unreasonably withheld, delayed or conditioned); provided further, that the Company and each of the Company Subsidiaries shall make all such refunds pursuant to the terms of the FOIR Excessive Profits Consent Order as soon as practicable following approval of the methodology for such refunds by Parent and in any event no later than the earlier of (a) 60 days following the execution of the FOIR Excessive Profits Consent Order and (b) October 31, 2008.”

Section 8.  Amendment to Section 5.2.  Section 5.2 of the Merger Agreement is hereby amended to include the following Section 5.2(h):

‘‘(h) Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that neither of the FOIR Consent Orders nor any provision, requirement, agreement or covenant contained therein shall constitute a Burdensome Condition or Company Material Adverse Effect for any purpose under this Agreement or otherwise (and the Company acknowledges that nothing in this Section 5.2(h) shall constitute a waiver or release by Parent under any provision of this Agreement with respect to any violation by the Company or any Company Subsidiary on or after the date of Amendment No. 2 to this Agreement of any of the terms or provisions of the FOIR Excessive Profits Consent Order or any provision or requirement of Section 627.215 of the Florida Statutes). In addition, the Company, Parent and Merger Sub each affirms that, to its knowledge, (i) no Company Material Adverse Effect or Parent Material Adverse Effect has occurred as of the date of Amendment No. 2 to this Agreement and (ii) as of the date of Amendment No. 2 to this Agreement, no breach of any of the respective representations and warranties of any Party has occurred that, individually or in the aggregate, would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.”

Section 9.  Deletion of Section 5.4(f).  Section 5.4(f) of the Merger Agreement is hereby deleted in its entirety.

Section 10.  No Other Amendments to the Merger Agreement.

10.1 On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to January 10, 2008, references to “the date hereof” and “the date of this Agreement” shall continue to refer to January 10, 2008, and references to the date of the Amendment and “as of the date of the Amendment” shall refer to August 29, 2008.

10.2 Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 11.  Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 12.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 13.  Counterparts.  This Amendment may be executed in counterparts (including by facsimile and .pdf file), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 14.  Headings.  The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Execution page follows.]

IN WITNESS WHEREOF, the Parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMCOMP INCORPORATED

By:	/s/ Kumar Gursahaney
Name:     Kumar Gursahaney

Title:	Senior Vice President, Chief Financial Officer

EMPLOYERS HOLDINGS, INC.

By:	/s/ Lenard T. Ormsby
Name:     Lenard T. Ormsby

Title:	Executive Vice President, Chief Legal Officer and General Counsel

SAPPHIRE ACQUISITION CORP.

By:	/s/ Lenard T. Ormsby
Name:     Lenard T. Ormsby

Title:	Secretary

[SIGNATURE PAGE TO AMENDMENT]

ANNEX B
August 29, 2008

Board of Directors
AmCOMP Incorporated
701 U.S. Highway One
Suite 200
North Palm Beach, FL 33408

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders, other than Employers Holdings, Inc (“Employers”) and its subsidiaries and affiliates, (the “Shareholders”) of the outstanding common stock, par value $0.01 (the “Common Stock”) of AmCOMP Incorporated (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers (“Sapphire”) into the Company pursuant and subject to the Agreement and Plan of Merger by and among the Company, Employers and Sapphire dated as of January 10, 2008 (the “ Original Agreement”) as amended on April 28, 2008 and August 29, 2008 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders in exchange for each outstanding share of Common Stock of the Company will be the right to receive $12.15 in cash.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the annual reports to shareholders on Form 10-K of the Company for the two fiscal years ended December 31, 2006 and December 31, 2007;

3. reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2008 and June 30, 2008;

4. reviewed other Company financial and operating information requested from and/or provided by the Company;

5. reviewed the Annual Statements of AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation (together the “Insurance Subsidiaries”) as well as the combined Annual Statements of the AmCOMP Incorporated Group filed with the Florida Department of Financial Services for the years ended December 31, 2005, 2006 and 2007;

6. reviewed the Insurance Subsidiary quarterly statutory reports filed with the Florida Department of Financial Services for the quarters ended March 31, 2008 and June 30, 2008;

7. reviewed the reports of the Company’s independent actuarial firm, dated December 31, 2007 and June 30, 2008

8. reviewed certain other publicly available information on the Company;

9. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

10. reviewed and discussed with senior management of the Company the historical and anticipated future financial performance and prospects of the Company, including the review of forecasts prepared by senior management of the Company;

11. reviewed the reported price and trading activity for the shares of the Company Common Stock;

12. compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

13. reviewed the financial terms of recent business combinations involving companies in comparable businesses;

14. performed a discounted cash flow analysis of the Company on a stand-alone basis and performed other such analyses and studies, and considered such other factors, as we considered appropriate;

15. reviewed the terms of the draft Consent Order (“Consent Order”) between the Office of Insurance Regulation, AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company regarding case number 89261-07.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Employers or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Consent Order will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 28, 2008 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Shareholders as is described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection to Company employees or other shareholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Additionally, Raymond James served as an underwriter of the Company’s initial public offering of shares in February 2006, and has served as the Company’s broker in connection with its share repurchase plan, for which it has received a commission.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or Employers for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of August 29, 2008, the consideration to be received by the Shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to such holders of the Company’s outstanding Common Stock.

Very truly yours,

/s/  Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE. ▼

AMCOMP INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Fred R. Lowe, Debra Cerre-Ruedisili, and Kumar Gursahaney, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock, par value $0.01 per share, of AmCOMP Incorporated (the “Company”) held of record by the undersigned at the close of business on September 12, 2008 at the special meeting of stockholders of the Company to be held on Wednesday, October 29, 2008 at 9:00 AM, Eastern Time, at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, or at any adjournment or postponement thereof, on the matters described in the Notice of Special Meeting of Stockholders and proxy supplement and upon such other business as may properly come before such meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.
(Continued, and to be dated and signed on the other side.)

SPECIAL MEETING OF STOCKHOLDERS OF
AMCOMP INCORPORATED

VOTE BY TELEPHONE OR INTERNET
QUICK ««« EASY ««« IMMEDIATE

As a stockholder of the Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 P.M., Eastern Time, on October 28, 2008.

Vote Your Proxy by Internet
Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

To Vote Your Proxy by Phone
Call 1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

To Vote Your Proxy by Mail
Sign and date your proxy card below, detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE.

▼ Please detach along perforated line and mail in the envelope provided IF ▼
you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 and as further amended on August 29, 2008 (the “Merger Agreement”), by and among AmCOMP Incorporated (the	☐	☐	☐
“Company”), Employers Holdings, Inc. and Sapphire Acquisition Corp., pursuant to which each share of the Company’s common stock, other than any such share held by Employers Holdings, Inc. or Sapphire Acquisition Corp. or us, or by the Company’s stockholders who perfect appraisal rights under Delaware law, will automatically be converted into the right to receive merger consideration of $12.15 per share of common stock, in cash, without interest.

		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.